Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement (Form S-8 to be filed on August 14, 2009) of Inverness Medical Innovations, Inc. pertaining to the Concateno plc Enterprise Management Incentives Plan, Concateno plc Employee Benefit Trust Incentive Plan, Cozart plc 2004 Enterprise Management Incentive Plan, Management Arrangements pursuant to that certain Framework Agreement, dated June 5, 2009 by and among Inverness Medical Innovations, Inc., Concateno plc, Marwyn Neptune Fund L.P. (acting by its general partner Marwyn General Partner Limited) and SG Hambros Trust Company (Channel Islands) Limited (as trustee of the Concateno plc Employee Benefit Trust), of our report dated February 23, 2007, with respect to the consolidated financial statements of Biosite Incorporated, originally included in its Annual Report (Form 10-K) for the year ended December 31, 2006, and incorporated by reference in the Current Report on Form 8-K of Inverness Medical Innovations, Inc., dated June 26, 2007, filed with the Securities and Exchange Commission on July 2, 2007, and as amended on July 20, 2007.

/s/ Ernst & Young LLP

San Diego, California
August 14, 2009